Exhibit 10.14

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is effective as of May 2, 2022 (the “Effective Date”), by and between NuScale Power, LLC (the "Company") and John Hopkins ("Employee"). Each of the Company and Employee are a “Party” to this Amendment, and both are “Parties” hereto.

WHEREAS, the Company and Employee entered into an Employment Agreement effective November 1, 2021 (the “Agreement”);

WHEREAS, as part of its public company readiness the Company desires to amend the Agreement on terms that are mutually agreed upon with Employee; and

WHEREAS, the Parties desire to update certain additional terms in the Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the continuing employment of the Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1:   DEFINITIONS

All terms defined in this Section 1 will, throughout this Amendment, have the meanings given herein and capitalized terms not otherwise defined shall have the meaning in the Agreement. The terms Cause, Cause, Change in Control, Good Reason, and Release in the Agreement are superseded by the definitions below.

(a)	"Annual Incentive Plan" means the Company’s incentive plan pursuant to which annual incentives are granted, including any successor plan thereto.

(b)	"Base Salary" means on the date of determination, the annual base salary then in effect for Employee (but not less than the highest annual base salary paid to Employee during any of the three (3) years immediately preceding the date of Employee’s Qualifying Termination).

(c)	"Bonus" means the annual incentive amount payable to Employee, if any, under the Annual Incentive Plan.

(d)	“Cause” as determined in the reasonable judgment of the Company, means the Employee's (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud against the Company or any Affiliate; (iii) willful and material breach of Employee’s duties that has not been cured within thirty (30) days after written notice from the Company of such breach; (iv) intentional and material damage to the Company’s or any Affiliate’s property; (v) material violation of Company or its Affiliate’s policy or (vi) material breach by Employee of his/her Employee Proprietary Information and Inventions Assignment.

Employee will not be deemed to have been terminated for Cause unless and until there has been delivered to Employee written notice that Employee has engaged in conduct constituting Cause. The determination of Cause will be made by Company’s Organization and Compensation Committee.

(e)	"Change in Control" means the first of the following to occur: (i) a Change in Ownership of the Company, (ii) a Change in Effective Control of the Company, or (iii) a Change in the Ownership of Assets of the Company, as described herein and construed in accordance with Code section 409A.

(i)	A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of The Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

(ii)	A “Change in Effective Control of the Company” shall occur on the date either (A) a majority of members of the Company’ Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’ Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company.

(iii)	A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)	The following rules of construction apply in interpreting the definition of Change in Control:

(A)	A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of the Company pursuant to a registered public offering.

(B)	Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)	A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of the Company.

(D)	For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(f)       Code" means the Internal Revenue Code of 1986, as amended.

(g)       Company" means NuScale Power Corporation, and any successor thereto which assumes and agrees to perform this Amendment by operation of law, or otherwise.

(h)       "Compensation" means the greater of (a) the sum of Employee’s Base Salary plus Target Bonus determined immediately prior to the date on which a Change in Control occurs, or (b) the sum of Employee’s Base Salary plus Target Bonus determined immediately prior to the date of the Qualifying Termination.

(i)       "Compensation Committee" means the Organization and Compensation Committee of the Board.

(j)       "Equity Plan" means any equity-compensation plan maintained by the Company or a Subsidiary under which Employee received equity-based awards, such as stock options, restricted stock units, performance units or restricted stock.

(k)        "Good Reason" means the Employee terminates his or her employment with the Company or any Affiliate because, within the six (6) month period preceding the Employee's termination, one or more of the following conditions arose and the Employee notified the Company of such condition within 90 days of its occurrence and the Company did not remedy such condition within 30 days:

(i)	a material diminution of Employee’s aggregate compensation (including, without limitation, Base Salary, annual bonus opportunity, and equity incentive compensation opportunities) (other than a Base Salary or annual bonus opportunity reduction of not more than 20% applicable to all similarly situated employees);

(ii)	a material diminution of Employee’s authority, duties or responsibilities; or

(iii)	any other action or inaction that constitutes a material breach by the Company of the agreement under which Employee provides services (e.g., failure of successor to assume this Amendment or breach of same);

(l)       "IRS" means the Internal Revenue Service.

(m)       “Qualifying Termination” means either a Qualifying Termination within 2 Years of Change of Control or a Qualifying Termination Not Involving Change of Control.

(n)       "Qualifying Termination Within 2 Years of Change of Control" means any termination of Employee’s employment with the Company or any Affiliate that is a "Separation from Service" (within the meaning of section 409A of the Code and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto)) that occurs within two (2) years after the date upon which a Change in Control occurs by reason of (a) Employee’s involuntary termination of employment without Cause or (b) Employee’s resignation from employment for Good Reason.

(o)       “Qualifying Termination Not Involving Change of Control” means any termination of Employee’s employment with the Company or any Affiliate due to Employee’s involuntary termination of employment without Cause.

(p)       "Subsidiary" means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its equity securities.

(q)       "Target Bonus" means Employee’s target incentive award opportunity under the Annual Incentive Plan in effect for the year with respect to which the target bonus amount is being determined or, if no such plan is then in effect, for the last year in which such a plan was in effect.

(r)       "Waiver and Release" means a legal document, substantially in the form attached hereto as Attachment A, in which Employee, in exchange for severance benefits described in Section 2, among other things, releases the Company, its Subsidiaries and their Affiliates, their respective directors, officers, employees and agents, and their respective employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to Employee’s employment with or separation from the Company.

(s)       "Welfare Benefit Coverage" means each of the group medical, dental and vision benefit coverages provided by the Company in which Employee and Employee’s eligible dependents, if any, are participating immediately preceding the date of Employee’s Qualifying Termination.

SECTION 2:  SUPERSEDED AND ADDITIONAL TERMS

“Duties and Scope of Employment” The Company shall employ Employee in the position of Chief Executive Officer and Board Member and shall render such business and professional services in the performance of his duties, consistent with Employee's position within the Company, as shall reasonably be assigned to him by the Board.

Additional Consideration: Should the Company complete a merger agreement with a publicly-listed special purpose acquisition company (“SPAC”) and complete a customary de-SPAC transaction, Employee shall be entitled to a Transaction Completion Bonus equal to 75% of Employee’s Base Salary.

NuScale Power, LLC Change in Control Plan: All terms associated with the NuScale Power, LLC Change in Control Plan are superseded by the terms in this Amendment.

Termination by Company for Cause; Voluntary Termination by Employee: Severance associated with termination voluntarily by Employee for Good Reason shall only be associated with a Change in Control.

SECTION 3:   SEVERANCE BENEFITS

If Employee experiences a Qualifying Termination, then, subject to the Waiver and Release requirement in Section 2(i) below, Employee will be entitled to receive, as additional compensation for services rendered to the Company (including its Subsidiaries and Affiliates), the following severance benefits:

(a)	Cash Severance Amount: A lump sum cash payment in an amount equal to Employee’s Compensation, subject to applicable withholding for income and employment taxes: (i) multiplied by 3 if the termination is the result of a Change of Control, or (ii) equal to Employee’s Compensation for a Qualifying Termination Not Involving Change of Control. Such cash severance payment will be paid by the sixtieth (60th) day following Employee’s Qualifying Termination, but only if the Waiver and Release described in Section 2(i) has been timely executed and returned and the Waiver and Release Revocation Period has expired.

(b)	Accrued Obligations: Employee will be entitled to payment of all accrued Base Salary, accrued time off and any other accrued and unpaid obligations as of the date of the Qualifying Termination. Such accrued obligations will be paid in a lump sum, subject to applicable withholding for income and employment taxes, as soon as practicable following the date of Employee’s Qualifying Termination in accordance with the Company’s normal payroll policies and practices.

(c)	Pro-Rated Earned Bonus: If the successor fails to assume the Annual Incentive Plan, Employee will be entitled to payment of the Bonus earned in accordance with the terms of the Annual Incentive Plan as acted on by the Compensation Committee during the Company’s fiscal year of the Qualifying Termination. Such Bonus will be pro-rated as a fraction of twelve (12) for full or partial months worked by Employee for the Company during such fiscal year and will be paid to Employee, at the time and in the same manner specified in the Annual Incentive Plan.

(d)	Welfare Benefit Coverage: Employee will be entitled to continuation of Welfare Benefit Coverage on the same basis as other active Company executives for Employee and his or her eligible dependents for a period of 18 months. Employee and his or her covered dependents, if any, will be required to pay on an after-tax basis that portion of the premium cost paid by similarly situated executives for active employee coverage to retain such coverages and the Company paid portion of the premium for such coverages will be imputed as income and reported as wages to Employee. In all other respects Employee and his or her dependents will be treated the same as other participants under the terms of such plans. The Welfare Benefit Coverage provided to Employee and his or her dependents pursuant to this Section 2(d) will be in addition to any continued coverage Employee and such dependents are entitled to elect under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and Employee and such dependents will be provided with notice of their COBRA rights.

(e)	Outplacement: Employee will be entitled to reimbursement of any expenses reasonably incurred by Employee during the twelve (12) month period following Employee’s Qualifying Termination for outplacement services in an amount up to twenty-five thousand dollars ($25,000). Reimbursement of such expenses will be made upon Employee’s substantiation of such outplacement expenses; provided, however, that in no event will reimbursement be made later than March 15 of the year following the year in which Employee incurs the substantiated expenses.

(f)	Payment of Legal Expenses. Employee will be entitled to reimbursement of any legal expenses reasonably incurred by Employee in order to obtain benefits under this Amendment; provided, that, the payment of such expenses is subject to an arms-length, bona fide dispute as to Employee's right to such benefits. Such reimbursements will be made on a regular, periodic basis upon Employee’s substantiation of such legal expenses; provided, however, that in no event will reimbursement be made later than March 15 of the year following the year in which Employee incurs the expenses unless Employee is a “Specified Employee” within the meaning of section 409A of the Code and it is determined that reimbursement of such expenses is being made by reason of Employee’s "Separation from Service" (within the meaning of section 409A of the Code and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto) in which case reimbursement of such expenses will not be made before the day that is six (6) months and one (1) day following Employee’s Separation from Service. The amount of legal expenses eligible for reimbursement under this Section 2(f) during a taxable year may not affect the legal expenses eligible for reimbursement in any other taxable year and the right to reimbursement under this Section 2(f) is not subject to liquidation or exchange for another benefit.

The pendency of a claim by the Company that a claim or defense of Employee is frivolous or otherwise lacking merit will not excuse the Company from making periodic payments of legal expenses pursuant to this Section 2(f) until a final determination is made regarding the validity of Employee’s claim. In the event that a final determination is made that a claim asserted by Employee was frivolous, the portion of such expenses incurred by Employee as a result of such frivolous claim will become Employee’s sole responsibility and any funds advanced by the Company will be repaid to the Company. Any failure by the Company to satisfy any of its obligations under this Section 2(f) will not limit the rights of Employee hereunder. Subject to the foregoing, Employee will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Subsidiary or Affiliate.

(g)	Equity Compensation Adjustments.

(i)	For a upon a Qualifying Termination in conjunction with a Change in Control, if the successor fails to assume the Equity Plan: (i) any equity-based compensation awards, other than performance-based equity awards, granted to Employee by the Company under an Equity Plan prior to such termination that are outstanding will, to the extent that the terms of the Equity Plan and its associated award agreements do not provide for the immediate vesting, exercisability and/or settlement of such awards, fully vest, and (ii) any performance-based equity awards will be paid to Employee at 100% of the target value for such bonus.

(ii)	For a Qualifying Termination Not Involving Change of Control: (i) any equity-based compensation awards, other than performance-based equity awards, granted to Employee by the Company under an Equity Plan prior to such termination that are outstanding will, to the extent that the terms of the Equity Plan and its associated award agreements do not provide for the immediate vesting, exercisability and/or settlement of such awards, continue to vest and become exercisable or settled pursuant to the existing vesting schedule as if Employee was still employed, subject to the requirements of section 409A of the Code to the extent applicable, and (ii) any performance-based equity awards will, to the extent the applicable performance criteria are met, be earned at 100% of the target value on a pro rata basis based on the number of full months worked by Employee for the Company during the applicable performance period and the number of months in the applicable performance period and will be settled at the time and in the same manner specified in the Equity Plan. Employee will not be entitled to any new-equity based compensation awards following the date of his or her Qualifying Termination.

(h)	Retention Awards. If the successor fails to assume responsibility for the retention awards, upon a Qualifying Termination any outstanding retention awards granted to Employee which are outstanding will become immediately vested and settled pursuant to their terms, subject to the requirements of section 409A of the Code, to the extent applicable.

(i)	Waiver and Release Requirement. Payment of the benefits under this Section 3 is subject to Employee’s timely execution and return of the Waiver and Release to the Company, without subsequent revocation during the seven (7)-day period following such execution date (the "Waiver and Release Revocation Period"), as provided in this Section 3(i). Employee will have fifty (50) days following (i) his or her Qualifying Termination date to consider, execute and return the Waiver and Release to the Company and will then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period. If Employee fails to timely execute and return the Waiver and Release to the Company or revokes such Waiver and Release during the Waiver and Release Revocation Period, then Employee will forfeit, and will not be entitled to, any of the benefits described in this Section 3 (other than the amounts described in Section 3(b)).

SECTION 4:  TARGET BONUS PAYMENT, RETENTION AWARDS AND EQUITY CASHOUT

In the event that the successor to the Company does not assume the Annual Incentive Plan, and irrespective of whether Employee incurs a Qualifying Termination, Employee will be entitled to receive a lump sum cash payment in an amount equal to the Target Bonus in effect at the time of the Change in Control, subject to applicable withholding for income and employment taxes. Such Target Bonus will be paid within five (5) business days following the date of the Change in Control. In the event the successor to the Company does not assume any outstanding retention awards as of the date of the Change in Control, then such awards will become immediately fully vested and settled at the time of such Change in Control, subject to the requirements of section 409A of the Code to the extent applicable. In the event the successor to the Company does not assume the Equity Plan or grant comparable awards in substitution of the outstanding awards under the Equity Plan as of the date of the Change in Control, then any equity-based compensation awards granted to Employee by the Company under Equity Plan and outstanding as of the date of the Change in Control, other than performance-based equity awards, will become immediately fully vested and/or exercisable and will no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements, including the provisions of section 409A of the Code to the extent applicable. In the event the successor to the Company does not assume any outstanding retention awards as of the date of the Change in Control any performance-based equity compensation awards granted to Employee by the Company under the Equity Plan and outstanding as of the date of the Change in Control will become fully vested at a rate determined under the Equity Plan as if the target performance measures were met and will be settled at the time of such Change in Control, subject to applicable legislative or regulatory requirements, including the provisions of section 409A of the Code to the extent applicable.

SECTION 5:   SECTION 280G

(a)	Adjustment for 280G Excise Tax. In the event payments to Employee pursuant to this Amendment (when considered with all other payments made to Employee as a result of a Change in Control that are subject to section 280G of the Code) (the amount of all such payments, collectively, the "Parachute Payment") results in Employee becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code, together with any interest or penalties with respect to such excise tax ("280G Excise Tax"), then the Company will automatically reduce (the “Reduction”) Employee’s Parachute Payment to the minimum extent necessary to prevent the Parachute Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Parachute Payment exceeds the after-tax benefit if such Reduction were not made. If the after-tax benefit of the reduced Parachute Payment does not exceed the after-tax benefit if the Parachute Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Parachute Payment will be reduced in such a manner that provides Employee with the best economic benefit and, to the extent any portions of the Parachute Payment are economically equivalent with each other, each will be reduced pro rata.

(b)	Determination of Adjustment. All determinations required to be made under Section 4(a), including the after-tax benefit and calculation of the Reduction, will be made by a nationally recognized certified public accounting firm that is selected by the Company (the “Accounting Firm”), which may be the Company’s independent auditors. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or the Accounting Firm declines or is unable to serve, Employee will appoint another nationally recognized certified public accounting firm, which is reasonably agreed to by the Company, to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). In the event that the Accounting Firm determines that no Excise Tax is payable by Employee, either with or without application of the Reduction under Section 4(a), then the Accounting Firm will furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. If the Reduction is applicable, the Company will provide Employee with a written summary of the portions of the Parachute Payment that will be reduced. All fees and expenses of the Accounting Firm will be borne solely by the Company. All determinations by the Accounting Firm made under this Section 4(b) will be binding upon the Company and Employee.

SECTION 6:   INDEMNIFICATION

THE COMPANY WILL, TO THE FULLEST EXTENT PERMITTED BY LAW, INDEMNIFY AND HOLD HARMLESS EXECUTIVE FROM AND AGAINST ANY AND ALL LIABILITY, COSTS AND DAMAGES ARISING FROM EXECUTIVE’S SERVICE AS AN EMPLOYEE, OFFICER OR DIRECTOR OF THE COMPANY OR ITS AFFILIATES, SPECIFICALLY INCLUDING LIABILITY, COSTS AND DAMAGES THAT ARISE IN WHOLE OR IN PART FROM ANY NEGLIGENCE OR ALLEGED NEGLIGENCE OF EXECUTIVE, EXCEPT, HOWEVER, TO THE EXTENT THAT ANY SUCH LIABILITY, COST OR DAMAGE RESULTED FROM AN ACT OR OMISSION BY EXECUTIVE THAT CONSTITUTES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON EXECUTIVE’S PART. The Company will provide directors' and officers' liability insurance that will cover Employee's actions in the course and scope of Employee’s duties on behalf of the Company or its Affiliates as well as any contractual indemnification provided to other executives at his or her level at any given time. To the fullest extent permitted by Oregon law, in connection with any litigation or proceeding related to Employee's actions in the course and scope of Employee’s duties on behalf of the Company or its Affiliates, the Company will either (a) retain counsel to defend Employee or (b) reimburse Employee for legal fees and expenses for counsel selected by Employee, twenty (20) days after receipt by the Company of a written request for reimbursement, which request will include an itemized list of the fees and expenses incurred. Before the Company retains counsel or reimburses Employee under this Section 5, Employee must agree in writing in a form acceptable to the Company to reimburse the Company for all amounts paid under this Section 5 if it is ultimately determined that Employee is not entitled to be indemnified for such fees and expenses. This Section 5 will be in addition to, and will not limit in any way, the rights of Employee to any other indemnification from the Company, as a matter of law, contract or otherwise.

Notwithstanding the preceding paragraph, the Company’s indemnification and hold harmless obligations hereunder will not apply to the extent Employee is required to repay any amounts to the Company pursuant to federal legislation (including Section 16 of the Securities Exchange Act of 1934) or a generally applicable clawback policy adopted by the Company.

SECTION 7:   CONFIDENTIALITY

Employee acknowledges that pursuant to this Amendment, the Company agrees to provide Employee Confidential Information regarding the Company and the Company’s business and has previously provided him or her other such Confidential Information. In return for this and other consideration, provided under this Amendment, Employee agrees that he or she will not, while employed by the Company and thereafter, disclose or make available to any other person or entity, or use for his or her own personal gain, any Confidential Information, except for such disclosures as required in the performance of Employee’s duties hereunder as may otherwise be required by law or legal process (in which case Employee will notify the Company of such legal or judicial proceeding as soon as practicable following Employee’s receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). For purposes of this Amendment, "Confidential Information" means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates, Subsidiaries or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, Subsidiaries or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Amendment. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

SECTION 8:   RETURN OF PROPERTY

Employee agrees that at the time of leaving the Company’s employ, Employee will deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, Subsidiaries or ventures, regardless of whether such items were prepared by Employee.

SECTION 9:  NON-SOLICITATION AND NON-COMPETITION AND NONDISPARAGEMENT

(a)	Non-Solicitation. In return for the consideration provided under this Amendment, including, but not limited to the Company’s agreement to provide Employee with Confidential Information (as defined in Section 6) regarding the Company and the Company’s business, Employee agrees that while employed by the Company and for one (1) year following a Qualifying Termination Employee will not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Subsidiaries, Affiliates or ventures to leave the employment of the Company or any of its Subsidiaries, Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Employee had any actual contact while employed at the Company.

(b)	Non-Competition. Additionally, in return for the consideration provided under this Amendment, including, but not limited to the Company’s agreement to provide Employee with Confidential Information regarding the Company and the Company’s business, Employee agrees that while employed by the Company and for one (1) year following a Qualifying Termination Employee will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company.

(c)	Geographic Restrictions. The restrictions contained in this Section 8 are limited to the geographic areas in which Employee performed duties on behalf of the Company or about which Employee possessed Confidential Information during the twelve (12) months prior to Employee’s Qualifying Termination.

(d)	Non-disparagement. Employee agrees that Employee will not disparage the Company, the Board, the Company’s executives, the Company’s employees and the Company’s products or services during the term of this Amendment and thereafter. The Company likewise agrees that it will not disparage Employee during the term of this Amendment and thereafter. For purposes of this Section 8(d), disparagement does not include (i) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (ii) statements in response to an inquiry from a court or regulatory body, or (iii) statements or comments in rebuttal of media stories.

(e)	Forfeiture Provision. If Employee violates any of the covenants and restrictions contained in this Section 8 or the confidentiality provisions of Section 6, Employee must pay to the Company the full amount of the severance benefits received by Employee pursuant to Section 2 (other than Section 2(b)) or such lesser amount as determined to be the maximum reasonable and enforceable amount by a court or arbitrator. The provisions of this Section 8(e) are in addition to any forfeiture provisions of other Company plans, programs or agreements applicable to Employee. Employee specifically recognizes and affirms that this Section 8 is a material part of this Amendment without which the Company would not have entered into this Amendment. Employee further covenants and agrees that if all or any part or application of this Section 8 is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or arbitrator in an action between Employee and the Company, then Employee will promptly pay to the Company the amount of the severance benefits received by Employee pursuant to Section 2, or such lesser amount as is determined to be the maximum reasonable and enforceable amount by a court or arbitrator, as applicable.

(f)	Reasonableness of Restrictions. Employee acknowledges that these restrictive covenants under this Amendment, for which Employee received valuable consideration from the Company as provided in this Amendment, including, but not limited to the Company’s agreement to provide Employee with Confidential Information regarding the Company and the Company’s business are ancillary to otherwise enforceable provisions of this Amendment that the consideration provided by the Company gives rise to the Company’s interest in restraining Employee from competing and that the restrictive covenants are designed to enforce Employee’s consideration or return promises under this Amendment. Additionally, Employee acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.

(g)	Enforcement and Remedies. Should a court of competent jurisdiction or arbitrator find that the restrictive covenants are unreasonable, Employee and the Company agree that the court or arbitrator will revise the restrictive covenants to restrict Employee’s activities for the maximum period, scope or geographic area permitted by law. Because Employee’s services are unique and due to Employee’s receipt of the Confidential Information, Employee and the Company agree that the Company would suffer imminent, irreparable harm from a breach of this Section 8 as well as the non-disclosure provisions of Section 6 and monetary damages would not provide an adequate remedy for a breach of Sections 6 and 8. Therefore, in the event of a breach or threatened breach, the Company is entitled to specific performance, injunctive relief and/or equitable relief from a court of competent jurisdiction in order to enforce this Amendment and prevent a breach of Sections 6 and 8 of this Amendment.

SECTION 10: CONFLICTS WITH OTHER AGREEMENTS

In the event that Employee becomes entitled to benefits under a subsequent agreement pertaining to Employee’s employment by the Company or any Subsidiary or Affiliate (other than this Amendment) or the benefits to which Employee is entitled as a result of such employment and such benefits conflict with the terms of this Amendment and the subsequent agreement does not expressly supersede all prior agreements, Employee will receive the greater and more favorable of each of the benefits provided under either this Amendment and the Agreement or such other agreement or benefits, on an individual benefit basis, provided, however, that any such other conflicting payment is payable under its terms in the same calendar year and in the same form as the corresponding benefit payable under this Amendment.

SECTION 11: NOTICES

For purposes of this Amendment, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	NuScale Power
6650 SW Redwood Lane
Portland, OR 97224
Attention: Chief Legal Officer

If to Employee:	17670 West Swan Shores Road
BigFork, MT 59911

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address will be effective only upon receipt.

SECTION 12: LITIGATION ASSISTANCE

Employee agrees to assist the Company with any litigation matters related to the Company or any of its Subsidiaries or Affiliates as may be reasonably requested by the Company’s Chief Legal Officer following the date of Employee’s Qualifying Termination. The Company will reimburse Employee for any reasonable travel or other business expenses incurred in connection with providing such assistance and cooperation. Employee will provide such services as an independent contractor and such services will be limited solely to those matters with which Employee is suitably experienced and knowledgeable by reason of Employee’s education, training, background and prior employment with the Company. The Company and Employee agree to work out reasonable accommodations for the provision of such assistance so that it does not unreasonably interfere with any of Employee’s personal affairs, business endeavors or future employment. The Company and Employee agree that the services provided by Employee under this Section 11, if any, will not exceed twenty percent (20%) of the average level of bona fide services performed by Employee (whether as an employee or an independent contractor of the Company) over the thirty-six (36) month period (or the full period of services to the Company if Employee has been providing services to the Company for less than thirty-six (36) months) immediately preceding Employee’s Qualifying Termination date.

SECTION 13: PRIOR AGREEMENTS/MODIFICATION

This Amendment contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, between the parties with respect thereto. This Amendment may be amended by an agreement in writing signed by the parties hereto; provided, however, that, in addition, (i) Employee’s Compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Amendment which in all other respects will remain in full force and effect, (ii) the Company may amend this Amendment upon written notice to Employee in order to comply with or minimize the adverse impact of changes in the law (including, without limitation, the avoidance of new regulatory requirements applicable to welfare benefits), provided that the economic benefits of this Amendment as so amended are maintained to the extent reasonably practicable and (iii) the Company may amend this Amendment without the consent of Employee upon written notice to Employee, provided that the amendment is not effective until at least one year after it is communicated to Employee and a Change in Control has not occurred prior to the effective date of the amendment. The provisions of this Amendment will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto. Employee represents to the Company that he or she is not a party to any agreement or subject to any legal restriction that would prevent him or her from fulfilling his or her duties hereunder.

SECTION 14: SECTION 409A

It is the intent of the parties that the provisions of this Amendment comply with, or satisfy an exemption from, section 409A of the Code, as specified below. Accordingly, the parties intend that this Amendment be interpreted and operated consistent with such requirements of section 409A in order to avoid the application of penalty taxes under section 409A to the extent reasonably practicable. The Company will neither cause nor permit: (a) any payment, benefit or consideration to be substituted for a benefit that is payable under this Amendment if such action would result in the failure of any amount that is subject to section 409A of the Code to comply with the applicable requirements of section 409A of the Code; or (b) any adjustments to any equity interest to be made in a manner that would result in the equity interest becoming subject to section 409A of the Code unless, after such adjustment, the equity interest is in compliance with the requirements of section 409A of the Code to the extent applicable.

Notwithstanding any provision of the Agreement and this Amendment to the contrary, if Employee is a “Specified Employee” within the meaning of section 409A of the Code as of Employee’s Qualifying Termination date, then any amounts or benefits which are payable under this Amendment upon Employee’s "Separation from Service" (within the meaning of section 409A), other than due to death, which are subject to the provisions of section 409A and not otherwise excluded under section 409A, and would otherwise be payable during the first six (6)-month period following such Separation from Service, will be paid on the day that is (a) six (6) months and one (1) day after the date after Employee’s Qualifying Termination date or (b) follows Employee’s date of death, if earlier.

The cash severance benefits in Section 2(a), the accrued obligations under Section 2(b), the pro-rata earned bonus under Section 2(c), the welfare benefit coverage under Section 2(d), the outplacement services under Section 2(e) and the Target Bonus payout under Section 3 are excluded from section 409A. The legal expense provision under Section 2(f) (and the welfare benefit coverage under Section 2(d) if deemed to be subject to section 409A) are intended to qualify as eligible reimbursement arrangements under Treasury Regulation § 1.409A-3(i)(1)(iv) and will be reimbursed in accordance with the requirements of such regulation such that any reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. The equity compensation provided pursuant to Section 2(g) and retention awards provided pursuant to Section 2(h) are subject to section 409A of the Code to the extent provided under the applicable Equity Plan or retention award agreement, as applicable.

SECTION 15: APPLICABLE LAW

The validity, interpretation, construction and performance of this Amendment will be governed by and construed in accordance with the substantive laws of the State of Delaware, including the Oregon statute of limitations, but without giving effect to the principles of conflict of laws of such State.

SECTION 16: SEVERABILITY

If a court of competent jurisdiction determines that any provision of this Amendment is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Amendment and all other provisions will remain in full force and effect.

SECTION 17: WITHHOLDING OF TAXES

The Company may withhold from any benefits payable under this Amendment all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

SECTION 18: NO EMPLOYMENT AGREEMENT

Nothing in this Amendment changes the at will nature of Employee’s employment, nor will it give Employee any rights to (or impose any obligations for) continued employment by the Company (or any Affiliate or Subsidiary) or successor thereto, nor will it give the Company any rights (or impose any obligations) with respect to continued performance of duties by Employee for the Company (or any Affiliate or Subsidiary) or successor thereto.

SECTION 19: NO ASSIGNMENT

Employee’s right to receive payments or benefits hereunder will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 18, the Company will have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 20: SUCCESSORS

This Amendment will inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Amendment will be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effectuate the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof will expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (b) the Company will provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Employee hereunder.

SECTION 21: DEATH

In the event of Employee’s death while employed hereunder, Employee’s beneficiary (or such other person(s) specified by will, Employee estate planning documents, or applicable laws of descent and distribution) shall receive a lump sum payment within forty-five (45) days of Employee's death equal to (i) any earned and unpaid Base Salary, (ii) Employee's accrued and unused vacation, and (iii) Employee's Annual Incentive Bonus to which Employee would have been entitled if target performance had been achieved, prorated to the date of Employee’s death. In addition, the Company shall pay 100% of the COBRA premium for up to 18 months of continuation coverage under the Company's group health plan for the Employee's surviving spouse and any dependent children, provided they were covered under the Company's group health plan on the date of Employee's death and timely elect COBRA continuation coverage. Notwithstanding the foregoing, the COBRA subsidy shall terminate and the Company shall have no further obligation upon the earlier of (i) the date COBRA coverage terminates, and (ii) the date such subsidy may, in the Company's discretion, violate the nondiscrimination rules of or result in the imposition of penalties under the Affordable Care Act and the regulations and guidance promulgated thereunder or any other applicable law. Any options granted to Employee pursuant to an Equity Incentive Plan shall, in the event of Employee’s death while employed, be transferred to Employee’s beneficiary (or such other person(s) specified by will, Employee estate planning documents, or applicable laws of descent and distribution). The Equity Incentive Plan then in effect will control when and whether such options have vested and whether and how they may be exercised.

SECTION 22: PAYMENT OBLIGATIONS ABSOLUTE

Except for the requirement of Employee to execute and return to the Company a Waiver and Release in accordance with Section 2, the Company’s obligation to pay (or cause one of its Affiliates or Subsidiaries to pay) Employee the amounts and to make the arrangements provided herein will be absolute and unconditional and will not be affected by any circumstances, including, without limitation, any set off, counter claim, recoupment, defense or other right which the Company (including its Affiliates and Subsidiaries) may have against Employee or anyone else.

All amounts payable by the Company (including its Affiliates and Subsidiaries hereunder) will be paid without notice or demand. Employee will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Amendment, and, subject to the restrictions in Section 8, the obtaining of any other employment will in no event affect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Amendment. Notwithstanding the foregoing, in the event of a material restatement of the Company’s financial results or as otherwise required by law, the Board or a Board committee will evaluate the circumstances and may, in its discretion, recover from Employee the portion of any performance-based compensation earned by that Employee during the fiscal periods materially affected by the restatement that would not have been earned had performance been measured on the basis of the restated results, regardless of fault.

SECTION 23: DISPUTE RESOLUTION

a.	Mediation. In the event of any dispute or claim arising out of, in connection with, or related to this Amendment, the parties shall first meet and confer in good faith to fairly and equitably resolve the dispute. Such meeting shall occur within seven days of the date of notice implementing this dispute resolution process. If the parties cannot resolve the issue within 10 days following such meeting, then they shall mediate the matter within 30 days after their meeting, under the auspices of Arbitration Service of Portland ("ASP"), or if that entity fails or declines to serve, such other similar service or organization as agreed by the parties to this Amendment.

b.	Arbitration. Should the parties be unable to resolve any such dispute through such mediation, they agree that binding arbitration shall be the exclusive remedy for any such claim or dispute. Any arbitration shall be conducted through ASP in Portland, Oregon, using a single arbitrator agreed upon by the parties, or if the parties are unable to agree on an arbitrator, selected by the parties alternatively striking names off a list of seven arbitrators provided by ASP. Such arbitration shall be conducted under the employment arbitration rules of ASP. Advance costs of the arbitration shall be divided equally between the parties. If the arbitrator finds, based on all the facts and circumstances, that the conduct of or the claims made by a party were unreasonable or substantially without merit, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses (including expert witness fees) incurred in connection with the arbitration and any subsequent litigation, together with the costs of the arbitration, from the party asserting unreasonable or meritless claims, in addition to all other remedies provided in law or in equity. Judgment on the arbitration award may be entered by any court of competent jurisdiction. Should any party to this Amendment institute any legal action or administrative proceeding against the other with respect to any Claim or arbitrable dispute related to this Amendment without first engaging in binding arbitration as provided herein, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorney’s fees incurred as a result of that breach.

SECTION 24: TERM

The term of this Amendment will commence on the Effective Date and will end on the last day of the two (2) year period following a Change in Control; provided, however, that if, prior to a Change in Control, Employee ceases for any reason to be an employee of the Company, then the term will, without further action, expire, and this Amendment will terminate, as of such termination date; provided, further, that if Employee exercises his or her rights under this Amendment prior to the end of the two (2) year period following a Change in Control, this Amendment will continue for so long as any actions are being taken by Employee, within the terms of the Amendment, to enforce his or her rights hereunder.

SECTION 25: COUNTERPARTS

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed effective as of the Effective Date.

NUSCALE POWER, LLC

By:	Robert Temple /s/
General Counsel & Board Secretary

Date: May 2, 2022

EXECUTIVE

John Hopkins /s/
Name

Date: May 2, 2022

ATTACHMENT A

WAIVER AND RELEASE

In exchange for the payment to me of the Severance Benefits described in Section 2 of the Employment Agreement between NuScale Power Corporation and me, as amended effective as of _________, 20__ (the "Agreement"), which I understand is incorporated herein by reference, and of other remuneration and consideration provided for in the Agreement (the "Separation Benefits"), which is in addition to any remuneration or benefits to which I am already entitled, I agree to waive all of my claims against and release (i) NuScale Power Corporation and its predecessors, successors and assigns (collectively referred to as the "Company"), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the "Affiliates"), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the "Benefit Plans") from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to Section 2 or Section 3 of the First Amendment to the Agreement (the “Amendment”) and rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the "Released Parties.")

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I am hereby advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release. I acknowledge that I have been given at least [21] days to consider whether to accept the Separation Benefits and therefore execute this Waiver and Release.

In exchange for the payment to me of the Separation Benefits, (1) I agree not to pursue a legal claim in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.

This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Oregon Bureau of Labor and Industry (BOLI) regulation, claims in connection with workers’ compensation, retaliation or "whistle blower" statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is made with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold the minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.

I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates has promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company will have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination will not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me, am signing this Waiver and Release knowingly and voluntarily and with the advice of any attorney I have retained to advise me with respect to it, and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.

I represent that I am not aware of any claim by me other than the claims that are released in this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Employee’s Signature

Employee’s Printed Name

Date